UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2015

SEANIEMAC INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	20-4292198
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

780 New York Avenue, Suite A, Huntington, New York	11743
(Address of principal executive offices)	(Zip Code)

(386) 409-0200
Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 28, 2015, SeanieMac International, Ltd. (the “Company”) entered into an investment agreement (the “Investment Agreement”) with Summit Trading, Ltd. (“Summit”), pursuant to which Summit agreed to invest up to $5 million to purchase the Company’s common stock.

Also on January 28, 2015, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with Summit, pursuant to which the Company agreed to use all commercially reasonable efforts to file, within 30 days of the date of the Registration Rights Agreement, with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 covering the resale of the shares issued or issuable pursuant to the Investment Agreement, the Commitment Shares (as such term is hereinafter defined), any shares of capital stock issued or issuable with respect to such shares of common stock, if any, as a result of any stock split, stock dividend, recapitalization exchange or similar event or otherwise which have not been (i) included in the Registration Statement or (ii) sold under circumstances meeting all of the applicable conditions of Rule 144 under the Securities Act of 1933, as amended. The Company agreed to use all commercially reasonable efforts to have the Registration Statement declared effective by the Commission as soon as practicable, but in no event later than 90 days after the date of the Registration Rights Agreement (the “Effectiveness Deadline”). Pursuant to the terms of the Investment Agreement, if the Registration Statement is not declared effective by the Commission on or prior to the Effectiveness Deadline, the Company shall issue the Commitment Shares to Summit. For purposes of the Investment Agreement, “Commitment Shares” means the number of shares of Company common stock equal to the quotient obtained by dividing (a) $5,000 by (b) the arithmetic average of the VWAPs over the 10 trading day period immediately preceding the Effectiveness Deadline, rounded up to the nearest whole share.

Pursuant to the terms of the Investment Agreement, from time to time during the Open Period (as hereinafter defined), but no more than once every 20 trading days, the Company may, in its sole discretion, deliver a drawdown notice to Summit indicating the dollar amount of the shares which the Company intends to sell to Summit on the closing date. The “Open Period” means the period beginning on and including the trading day immediately following the effective date of the Registration Statement and ending on the earlier to occur of (a) the date which is 48 months from the effective date of the Registration Statement, or (b) termination of the Investment Agreement. The maximum amount that the Company shall be entitled to drawdown shall be the lesser of (i) $200,000, or (ii) 200% of the average daily trading volume of the common stock during the 10 days preceding the drawdown notice, so long as such amount does not render Summit a holder of more than 4.99% of the Company’s outstanding shares. The price per share shall be equal to 90% of the average of the two lowest closing bid prices of the Company’s common stock during the five consecutive trading days prior to a drawdown.

Pursuant to the terms of the Investment Agreement, the Company agreed to pay Summit a commitment fee equal to 0.25% of each drawdown amount. In addition, the Company agreed to pay $5,000 of Summit’s legal fees with the first drawdown. The Company also agreed to cause its executive officers, directors and other related parties under control of the Company to refrain from selling Company common stock during the five consecutive trading days prior to a drawdown.

Each of the Investment Agreement and the Registration Rights Agreement contains customary representations, warranties, covenants and indemnification provisions.

The Investment Agreement will terminate upon any of the following events: (i) Summit has purchased an aggregate of $5 million in the Company’s common stock pursuant to the Investment Agreement, (ii) the date which is 48 months after the effective date of the Registration Statement, or (iii) at such time that the Registration Statement is no longer in effect.

The foregoing descriptions of the Investment Agreement and Registration Rights Agreement are summaries only and are qualified in their entireties by reference to the full text of such documents, filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 8.01. Other Events.

On January 29, 2015, the Company issued a press release announcing entry into the Investment Agreement and the Registration Rights Agreement. A copy of the press release is filed as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Investment Agreement dated as of January 28, 2015 by and between the Company and Summit Trading, Ltd.
10.2	Registration Rights Agreement dated as of January 28, 2015 by and between the Company and Summit Trading, Ltd.
99.1	Press release of the Company issued January 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEANIEMAC INTERNATIONAL, LTD.

Date: January 29, 2015	By:	/s/ Barry M. Brookstein
Barry M. Brookstein,
Chief Executive Officer and Chief Financial Officer